EXHIBIT 10.28

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT ( the "Agreement") is dated this 30th day of August, 1996, by and between Roadwear, Inc., a Florida corporation ("Seller") and Roadhouse Grill, Inc., a Florida corporation ("Buyer").

                                    RECITALS:

A.       Seller and Buyer are the only members of Roadhouse Grill Kendall,
L. C., a Florida limited liability company ("Kendall L. C."), that owns and operates a Roadhouse Grill restaurant located at 7199 S.W. 117th Avenue, Kendall, Florida ("Restaurant").

B. Buyer desires to purchase Seller's interest and Seller desires to sell to Buyer its interest in Kendall L. C. upon the following terms and conditions.

C. The parties acknowledge that Buyer is currently proposing to consummate an initial public offering of its common stock prior to December 31, 1996 (the "Offering").

         In consideration of the following mutual covenants and representations, the parties agree as follows:

         1. RECITALS. The recitals set forth above are true and correct.

         2. SUBJECT MATTER. Buyer agrees to purchase from Seller, and Seller agrees to sell and deliver to Buyer, all of Seller's interest in Kendall L. C. ("Interest"). The sale of the Interest will be made free and clear of all claims, liens and obligations.

         3. CLOSING. The closing hereunder ("Closing") shall take place on or before fifteen (15) days following the Offering at the offices of Buyer's attorney, or as soon thereafter as the conditions to Closing are satisfied. If the Offering is not completed by December 31, 1996, either party may terminate this Agreement without any further rights or obligations hereunder.

         4. PURCHASE PRICE AND PAYMENT. The purchase price shall be Two Million Three Hundred Thousand Dollars ($2,300,000), less the outstanding principal amount as of the date of the Closing of the promissory note due to Buyer from Seller as a result of the sale of the North Miami Roadhouse Grill, which shall be paid in cash at the Closing.

         5. REPRESENTATIONS AND WARRANTIES OF SELLER. The parties agree and acknowledge that Buyer owns a fifty percent (50%) interest in Kendall L. C. and Seller's Interest consists of a fifty percent (50%) interest therein. The parties further agree and acknowledge that notwithstanding Seller's Interest, Buyer or Buyer's representatives formed and presently maintain all of the corporate books and records of Kendall L. C. and have primary responsibility for the operation of the Restaurant. Accordingly, Seller's knowledge with respect to the financial and


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operating status of Kendall L. C. and the Restaurant is substantially obtained from Buyer or Buyer's representatives. Subject to the foregoing, Seller represents and warrants that, as of the date hereof:

                  A. Seller has no actual knowledge of any liens, mortgages, restrictions, pledges, encumbrances or charges on the Interest as of the date of hereof, and as of the date of hereof, Seller has not taken any action, and between the date hereof and the Closing, Seller will not take any action, that would create any liens, mortgages, restrictions, pledges, encumbrances or charges on the Interest. Subject to Buyer's representations and warranties contained in paragraph 6 of this Agreement, (i) this Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms; (ii) neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated by it, will result in a breach of, or give rise to termination of, or accelerate the performance required by any terms of, any agreement to which Seller is a party, or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any of the assets of Seller; (iii) the consent or approval of a third party is not required in order that Seller may enter into this Agreement; and (iv) Seller knows of no broker, finder, intermediary, attorney or other person who may have been involved in this transaction who would be entitled to a commission or finder's fee upon its consummation.

                  B. To Seller's actual knowledge, Kendall L. C. is not engaged in or threatened with any legal action or other proceedings in any court or administrative agency, and no act has been committed which would give rise to any legal action or proceeding before a court or administrative agency.

                  C. Seller has no actual knowledge that none of the Seller, Kendall L. C. or the Restaurant has failed to file any required federal, state and local franchise, sales, use, occupation, income, property, payroll or any other tax returns required to be filed by Seller, Kendall L. C. or Seller in a timely manner with the proper authorities.

                  D. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and has the power and authority to carry on business as presently conducted. The Seller has full power and authority to enter into, execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant to this Agreement and to carry into effect the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been or shall be duly authorized by all necessary corporate action on the part of Seller.

                  E. Seller shall take no action between the date of this Agreement and the date of the Closing which shall cause any of its representations or warranties to be untrue as of the date of the Closing.

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         6. REPRESENTATIONS AND WARRANTIES OF BUYER.

                  A. This Agreement is a valid and binding obligation of Buyer, enforceable in accordance with its terms. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated by it, will result in a breach of, or give rise to termination of, or accelerate the performance required by any terms of, any agreement to which Buyer or Kendall L.
C. is a party, or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any of the assets of Buyer. The consent or approval of a third party is not required in order that Buyer may enter into this Agreement. Buyer knows of no broker, finder, intermediary, attorney or other person who may have been involved in this transaction who would be entitled to a commission or finder's fee upon its consummation.

                  B. Kendall L. C. is not engaged in or threatened with any legal actions or other proceedings in any court or administrative agency, and no act has been committed which would give rise to any legal action or proceeding before a court or administrative agency.

                  C. Kendall L. C. and the Restaurant are in material compliance in all respects with all applicable federal, state and local laws, rules, regulations or other orders or directives of any governmental authority relating to pollution or protection of the environment in effect in the jurisdiction in which such Restaurant, properties, businesses and operations may be located and all federal, state and local franchise, sales, use, occupation, income, property, payroll or any other tax returns required to be filed by Kendall L. C. or Buyer have been filed in a timely manner with the proper authorities; the parties hereby acknowledging that Buyer and/or its representatives have had primary responsibility for the compliance of the foregoing with respect to Kendall L. C. and the Restaurant.

                  D. Kendall L. C. is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Florida and has the power and authority to carry on its business as presently conducted.

                  E. Buyer shall take no action between the date of this Agreement and the date of the Closing which shall cause any of its representations or warranties to be untrue as of the date of the Closing.

                  F. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and has the power and authority to carry on business as presently conducted. Buyer has full power and authority to enter into, execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement and to carry into effect the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been or shall be duly authorized by all necessary corporate action on the part of Buyer.

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         7. TRANSFER COSTS. All sales, transfer or use taxes and/or other fees, including bulk sales taxes which may be imposed or assessed as the result of the transactions effected by this Agreement, except those taxes imposed upon the income of Seller, if any, shall be paid equally by the Buyer and the Seller as soon after the closing as may be required by taxing authorities pursuant to Federal, State or local laws. Each party shall pay its own attorneys' fees.

         8. INDEMNIFICATION BY SELLER. Seller shall indemnify Buyer from and hold it harmless against any claims, demands, losses, expenses and charges incurred by Buyer as a result of any debts or liens against the Interest arising prior to the Closing. Buyer may offset such amounts due it hereunder against any amounts due Seller by Buyer.

         9. INDEMNIFICATION BY BUYER. Buyer shall indemnify Seller from and hold it harmless against any and all claims, demands, losses, expenses and charges incurred by Seller as a result of any claims brought against Seller arising subsequent to the Closing related to Kendall L. C. except such claims which arose due to the fault or neglect of Seller.

         10. CONDITIONS TO CLOSING. The obligations of Buyer and Seller (any of which may be waived by the party seeking to enforce the obligation) to complete the transactions contemplated herein are subject to the following conditions:

                  A. All representations and warranties of Seller and Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing.

         11. CLOSING DOCUMENTS.

                  A. At the Closing, the Seller shall deliver to Buyer:

                           (i)   an assignment of interest so as to transfer to
Buyer title to all of Seller's Interest; and

                           (ii)  such documents and instruments as may be
reasonably required by counsel for Buyer.

                  B. At the Closing, Buyer shall deliver to Seller:

                           (i)   The cash purchase price; and

                           (ii)  Such documents and instruments as may be
reasonably required by counsel for Seller.

         12. NOTICES. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been

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properly given if delivered personally or mailed first class, postage prepaid, registered or certified mail, return receipt requested, as follows:

                  SELLER:           Roadwear, Inc.
                                    -------------------------
                                    -------------------------

                  BUYER:            Roadhouse Grill, Inc.
                                    6600 North Andrews Avenue
                                    Suite 160
                                    Fort Lauderdale, Florida 33309

         Any party hereto may change the address or addresses to which such communications should be directed by giving written notice to the other party of such change.

         13. CAPTION HEADINGS AND CONSTRUCTION OF AGREEMENT. The caption headings are used in this Agreement only as a matter of convenience and for reference and do not define, limit or describe the scope of this Agreement nor the intent of any provision. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida. Any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought in a court of the state of Florida, Broward County, or in the United States District Court Souther District, having subject matter jurisdiction of such forum.

         14. ENTIRE AGREEMENT - MODIFICATION: SURVIVAL. This Agreement sets forth the entire agreement and understanding of the parties in respect to the transactions contemplated by it and supersedes any and all prior agreements and understandings relating to the subject matter of this Agreement. The representations and warranties made herein shall survive the Closing and shall be binding upon and shall inure to the benefit of the parties and their successors, assigns, heirs and personal representatives. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

         15. NON-WAIVER. No waiver or waivers by any party of any provision of this Agreement, whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of that or any other provision of this Agreement.

         16. CONTINUED PAYMENTS. Notwithstanding anything to the contrary contained herein, Buyer shall cause Kendall, L. C. to continue to fund, from operations, the following payments through the date of the Closing: (i) the Dixon Notes; (ii) the Burmeister and Hoffman $5,000 payments; and the North Miami Roadhouse Grill note payments.

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         This Agreement is hereby executed by the parties on the day and year first written above.

SELLER:                                       BUYER:

ROADWEAR, INC.,                               ROADHOUSE GRILL, INC.
a Florida corporation                         a Florida corporation

By:    /S/ William A. Hoffman                 By:    /S/ John D. Toole III
Title: CEO                                    Title: President

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